Exhibit 10.20.27



            FIFTH AMENDMENT TO LETTER AGREEMENT (EUROPEAN FACILITY)
                            dated January 26, 1996,
            among the Registrant's foreign subsidiaries and NBD Bank

                                    NBD BANK

                               611 Woodward Avenue
                             Detroit, Michigan 48226




                          Dated as of January 26, 1996





Hurco Europe Limited
Hurco GmbH Werkzeugmaschinen
  CIM-Bausteine Vertrieb und Service

                    Re: Fifth Amendment to European Facility

Ladies and Gentlemen:

This letter amends the letter agreement with you dated June 17, 1993, as previously amended by the letter agreements dated March 24, 1994, as of January 31, 1995, as of May 31, 1995, and as of August 1, 1995 (as amended, the "European Facility"), and is being entered into in conjunction with the Amended and Restated Credit Agreement and Amendment to Term Loan Agreement of even date herewith with your parent, Hurco Companies, Inc. (the "1996 Credit Agreement").

The definition of "Expiration Date" in the European Facility is amended to read as follows:

     "EXPIRATION  DATE" means the earlier to occur of (a) November 1, 1997,  and
     (b) the date on which NBD declares under paragraph 13 all principal and interest on indebtedness to NBD provided under this agreement to be immediately due and payable, PROVIDED, HOWEVER, that if, prior to May 1, 1997, Hurco Companies has not delivered to NBD a certificate required under
     Section 7.1(d)(ii) of the 1996 Credit Agreement demonstrating that the Consolidated Tangible Net Worth (as defined in the 1996 Credit Agreement) of Hurco Companies and its Subsidiaries, determined in accordance with GAAP (as defined in the 1996 Credit Agreement), equals or exceeds $12,000,000, then the term "Expiration Date" shall mean May 1, 1997.

The European Facility is further amended to withdraw the availability of the Term Loans (as defined therein) under Section 1(b) of the European Facility. No amounts are presently outstanding under the Term Loans. Any reference to the "Loans" in the European Facility shall be deemed to refer to the Revolving Loans (as defined therein).

You agree to pay to NBD a commitment fee on the amount of the unused portion of the European Facility that exceeds Two Million Five Hundred Thousand Dollars ($2,500,000), for the period from the date hereof to but excluding the Termination Date, at a rate equal to one-half of one percent (1/2 of 1%) per annum, payable quarterly in arrears on the last day of each fiscal quarter of Hurco Europe.

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Should the foregoing be agreeable to you, as it is to us,  please  indicate your agreement and acceptance by executing and returning the enclosed copy of this letter, whereupon the European Facility shall be amended as herein provided, and references to the European Facility shall be to the European Facility as so amended. Except as amended hereby, the European Facility shall remain in full force and effect.

                                           Very truly yours,

                                           NBD Bank


                                           By:/S/ TIMOTHY G. SKILLMAN
                                           --------------------------
                                           Timothy G. Skillman
                                           Its:  Vice President

Agreed and accepted:

HURCO EUROPE LIMITED

By:      /S/ROGER J. WOLF
-------------------------
         Roger J. Wolf
         Its: Director

Dated as of January 26, 1996

HURCO GmbH WERKZEUGMASCHINEN
CIM-BAUSTEINE VERTRIEB UND
SERVICE

By:     /S/GERHARD KOHLBACHER
-----------------------------
         Its: General Manager

Dated as of January 26, 1996